EXHIBIT 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAL-MAINE FOODS, INC.
Cal-Maine Foods, Inc., a corporation organized and existing under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1969.
SECOND:  This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
THIRD:  This Second Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.
The Corporation hereby restates and integrates and further amends the Amended and Restated Certificate of Incorporation, as amended, of the Corporation by revising such document in its entirety as follows:
1.    The name of the Corporation is CAL-MAINE FOODS, INC.
2.    The name of its registered agent is The Corporation Trust Company. The address of such registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.
3.    The nature of the business or purposes to be conducted or promoted is:
To raise, produce, or otherwise acquire, invest in, own, hold, use, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, trade, deal in and deal with any and all kinds of animals and agricultural products, and manufacture, produce, purchase, or otherwise acquire, invest in, own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, deal in, and deal with any and all articles or things manufactured, produced, resulting, or derived in whole or in part from animals or agricultural products of any kind, whether to be used as food or in commerce, manufacture, the sciences, the arts or otherwise.
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.
To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by an corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privilege of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable of the preservation, protection, improvement and enhancement in value thereof.
To borrow or raise moneys for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.
To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation's property and assets, or any interest therein, wherever situated.
In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Second Amended and Restated Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.
4.    The amount of capital stock which the Corporation is authorized to issue shall be 124,800,000 shares of Capital Stock and shall consist of (a) 120,000,000 shares of Common Stock with a par value of One Cent ($.01) per share and (b) 4,800,000 shares of Class A Common Stock with a par value of One Cent ($.01) per share.
No holder of Capital Stock of the Corporation shall have any pre-emptive right to subscribe to any stock of the Corporation or to any security convertible into stock of the Corporation.
The designations, preferences, privileges, and voting powers of the aforesaid classes of stock of the Corporation and the restrictions, limitations, and qualifications thereof are as follows:
COMMON STOCK
At all elections of directors of the Corporation, each holder of the Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for such provisions as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.
Except for the right of cumulative voting in relation to the election of directors as set forth above, the holders of the Common Stock shall be entitled to one vote per share of Common Stock.
Except as otherwise provided herein or required by law, the Common Stock and the Class A Common Stock of the Corporation of the par value of one cent ($.01) referred to under “Class A Common Stock” below (the “Class A Common Stock”) shall together vote as a class provided that the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.
Anything herein to the contrary notwithstanding, the holders of Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock are issued and outstanding and the holders of the Class A Common Stock will have the exclusive voting power on all matters at any time when no shares of the Common Stock are issued and outstanding.
Except as otherwise provided herein or required by applicable law, shares of Common Stock and Class A Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects and as to all matters.
Shares of Common Stock and Class A Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors of the Corporation out of any assets of the corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Capital Stock (or rights to acquire such shares), then holders of Common Stock shall receive shares of Common Stock (or rights to acquire such shares, as the case may be) and holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Common Stock and Class A Common Stock receiving, on a per share basis, an identical number of shares of Common Stock or Class A Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors of the Corporation may pay or make a disparate dividend or distribution per share of Common Stock or Class A Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, each voting separately as a class.
Shares of Common Stock or Class A Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Common Stock and Class A Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, each voting separately as a class.
Upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of Common Stock and Class A Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, each voting separately as a class.
In the event of (i) a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon, (ii) a tender or exchange offer to acquire any shares of Common Stock or Class A Common Stock by an third party pursuant to an agreement to which the

Corporation is a party, or (iii) a tender or exchange offer to acquire any shares of Common Stock or Class A Common Stock by the Corporation, holders of the Common Stock and the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form and amount of consideration on a per share basis.
CLASS A COMMON STOCK
At all elections of directors of the Corporation, each holder of the Class A Common Stock shall be entitled to as many votes as shall equal the number of votes which, except for such provisions as to cumulative voting, he would be entitled to cast for the election of directions with respect to his shares of stock multiplied by the number of directors to be elected and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he sees fit.
Except for the right of cumulative voting in relation to the election of directors as set forth above, each share of Class A Common Stock shall have ten votes per share on all matters that may be submitted to a vote or consent of the shareholders.
Except as otherwise provided herein or required by law, the Common Stock and the Class A Common Stock shall together vote as a class provided that the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.
Anything herein to the contrary notwithstanding, the holders of Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock are issued and outstanding, and the holders of the Class A Common Stock will have the exclusive voting power on all matters at any time when no shares of the Common Stock are issued and outstanding.
The holders of record of Class A Common Stock may at any time convert any whole number or all of such holder’s shares of Class A Common Stock into fully paid and non-assessable shares of Common Stock of the Corporation at the rate (subject to adjustment as hereinafter provided) of one share of Common Stock for each share of Class A Common Stock converted. Such conversion shall be effected by the holder of Class A Common Stock surrendering such Class A Common Stock certificate or certificates to be converted, duly endorsed, at the office of the Corporation or at any transfer agent for the Corporation or for the Class A Common Stock together with a written election to the Corporation at such office that the holder thereof elects to convert all or the specified number of shares of Class A Common Stock into Common Stock and specifying the name or names in which the holder desires the certificate or certificates for such shares of Common Stock to be issued. Upon conversion, the Corporation shall issue and deliver to such holder or holders, nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made at the close of business on the day of presentation for conversion and the person or persons entitled to receive the shares of Common Stock as a result of such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
Before any shares of Common Stock shall be delivered upon conversion, the holders of shares of Class A Common Stock whose shares are being converted into Common Stock shall deliver the certificate or certificates representing such shares to the Corporation or its duly authorized agent (or if such certificates have been lost, stolen, or destroyed, the holder thereof shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in relation to such conversion) specifying the place where the Common Stock issued in conversion thereof shall be sent. The endorsement of the certificate or certificates of Class A Common Stock to be converted into Common Stock shall be in form satisfactory to the Corporation or its agent, as the case may be.
The number of shares of Common Stock into which the shares of Class A Common Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation or consolidation or merger of the Corporation with or into another corporation. Each share of the Class A Common Stock shall thereafter be convertible into such kind and amount of securities or other assets or both as are issuable or distributable in respect to the number of shares of Common Stock into which each share of Class A Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation or merger. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class A Common Stock such that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be possible in relation to any securities or other assets thereafter deliverable upon conversion of the Class A Common Stock.
The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding Class A Common Stock, such number of the shares of Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class A Common Stock and if, at any time, the number of authorized and unissued shares of Common Stock shall not be sufficient to effect conversion of the then outstanding Class A Common Stock, the Corporation shall take such action as may be necessary to increase the number of authorized and unissued shares of Common Stock to such number shall be sufficient for such purposes.
The Class A Common Stock may be issued only to Fred R. Adams, Jr., his Immediate Family Members and any Permitted Transferee.
As used herein “Immediate Family Members” is defined as Fred R. Adams, Jr., his spouse, his natural children, his sons-in-law, and his grandchildren, including the estates of all of such persons. For purposes of the foregoing, the estate of a person shall include only such person’s estate, and a person who receives a distribution from such estate shall not be an Immediate Family Member unless such person is otherwise included in the foregoing definition of Immediate Family Member.
As used herein “Permitted Transferee” includes:
(i) an Immediate Family Member;
(ii) a trust held for the sole or primary benefit of one or more Immediate Family Members or Permitted Transferees, including any trustee in such trustee’s capacity as such, provided that if a trust is not for the sole benefit of one or more Immediate Family Members or Permitted Transferees, an Immediate Family Member or Permitted Transferee must retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such trust, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such trust, each share of Class A Common Stock held by such trust shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock;
(iii) a corporation, limited liability company or partnership, including but not limited to, a family limited partnership or similar limited liability company or corporation, or a single member limited liability company, provided that all of the equity interest in such entity is owned, directly or indirectly, by one or more Immediate Family Members or Permitted Transferees and an Immediate Family Member or Permitted Transferee retains sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such entity, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such entity, each share of Class A Common Stock held by such entity shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock;
(iv) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which an Immediate Family Member or Permitted Transferee is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, provided that in each case an Immediate Family Member or Permitted Transferee retains sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such account, plan or trust, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such account, plan or trust, each share of Class A Common Stock held by such account, plan or trust shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock; or
(v) any guardianship, conservatorship or custodianship for the benefit of an Immediate Family Member who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs by a court of competent jurisdiction, including any guardian, conservator or custodian in such guardian’s, conservator’s or custodian’s capacity as such.
In the event that beneficial or record interest in any shares of Class A Common Stock shall be transferred, sold, assigned, conveyed, hypothecated, gifted or otherwise disposed of or transferred, whether or not for value and whether voluntary or involuntary or by operation of law or intestacy, to, or in the event any shares of Class A Common Stock, by operation of law or otherwise, are (or shall be deemed to be) owned by, any person or entity other than an Immediate Family Member or Permitted Transferee, each such share of Class A Common Stock shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock. For the avoidance of doubt, a “transfer” shall also include, without limitation, a transfer of shares of Class A Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, the power to vote or direct the vote of any shares of Class A Common Stock by proxy or otherwise; provided that granting a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholder shall not be considered a “transfer”.
For the avoidance of doubt, no “transfer” shall be deemed to have resulted from, and no conversion of Class A Common Stock into Common Stock shall occur as a result of, any person’s entry into that certain Amended and Restated Memorandum of Understanding dated May 14, 2018 or the transaction documents contemplated thereby.
At such time as less than 4,300,000 shares of Class A Common Stock, or less than 4,600,000 shares of Class A Common Stock and Common Stock in the aggregate, (such amounts to be adjusted from time to time for subdivisions, combinations, stock splits and pro rata stock dividends), are beneficially owned by Immediate Family Members or Permitted Transferees, then each outstanding share of Class A Common Stock shall automatically be converted into one validly issued and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock.
No shares of Class A Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
The holder of shares of Class A Common Stock of the Corporation may pledge or otherwise utilize Class A Common Stock as security for an obligation of a holder of such stock. Such pledge or utilization shall not be considered as a transfer of ownership for the purposes of determining eligibility of ownership of the Class A Common Stock until the beneficial ownership of any such pledged or hypothecated stock is transferred of record to a person or entity who is not an Immediate Family Member or Permitted Transferee.
Conversion into Common Stock shall be deemed to have occurred (whether or not certificates representing such shares are surrendered) as of the close of business on the date of transfer and the person or persons (including any entity or entities) entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
The Corporation shall pay any and all taxes or other fees payable in respect of the issuance and delivery of shares of Common Stock issuable as a result of the conversion of Class A Common Stock unless the issuance of Common Stock results from the transfer of Class A Common Stock to a person or entity not entitled to the ownership thereof.
So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of not less than 66 2/3% per cent of the total number of shares of Class A Common Stock outstanding, voting separately as a class, (1) alter or change the rights or privileges of Class A Common Stock, (2) amend any provision of this paragraph 4 affecting the Class A Common Stock or (3) effect any re-classification or re-capitalization of the Corporation’s outstanding capital stock.
Shares of Class A Common Stock may be issued to any party eligible to own such stock for such consideration, in an amount not less than the par value thereof, as the Board of Directors of the Corporation shall determine to be adequate, including without limitation, shares of the Corporation’s Common Stock on a share for share basis.
GENERAL
5.    The Corporation is to have perpetual existence.
6.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:
To make, alter or repeal the by-laws of the Corporation.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.
7.    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
8.    Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
9.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
10.    No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this section shall not eliminate or limit the liability of a director (i) for any breach of a director's duty or loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability shall not eliminate or limit the liability of any director for any act or omission occurring prior to the date upon which this provision becomes effective.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the corporation, as of the 20th day of July, 2018.
/s/ Adolphus B. Baker
Name: Adolphus B. Baker
Title: Chief Executive Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CAL-MAINE FOODS, INC.